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EXHIBIT 8.2

[PAINE HAMBLEN COFFIN BROOKE & MILLER, LLP LETTERHEAD]

August 3, 2001

Source Capital Corporation
8817 East Mission Avenue, Suite D
Spokane, Washington 99212

Re:  Agreement and Plan of Merger dated as of June 27, 2001, by and between Sterling Financial Corporation and Source Capital Corporation

Ladies and Gentlemen:

We have acted as counsel to Source Capital Corporation ("Source"), a Washington corporation, in connection with the proposed merger (the "Merger") of Source with Sterling Interim Corporation ("Sub"), a wholly-owned, second-tier subsidiary of Sterling Financial Corporation ("Sterling"). Sub is to be formed as a Washington corporation solely for the purpose of effecting the Merger. Upon consummation of the Merger, Source shall be the surviving corporation and will be a wholly-owned, second-tier subsidiary of Sterling. The Merger will be consummated pursuant to the Agreement and Plan of Reorganization, dated as of June 27, 2001, between Sterling and Source (the "Merger Agreement"). For purposes of this opinion letter, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement. This opinion letter is being delivered in connection with Sterling's Registration Statement on Form S-4 relating to the proposed Merger (the "Registration Statement") to which this opinion letter appears as an exhibit.

You have requested that we render the opinions set forth below. In rendering such opinions, we have assumed with your consent that (i) the Merger will be effected in accordance with the Merger Agreement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct as of the date hereof and at the Effective Time, (iii) the representations made by Sterling and Source in their respective letters delivered to us for purposes of this opinion (the "Representation Letters") are true, complete and correct as of the date hereof and at the Effective Time, and (iv) any representations made in the Representation Letters "to the best knowledge of" or similarly qualified are true, correct and complete without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

We have examined the documents referred to above and the originals, or duplicates or certified or conformed copies, of such records, documents, certificates or other instruments and made such other inquiries as in our judgment are necessary or appropriate to enable us to render the opinions set forth below. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

If the Merger is effected on a factual basis different from that contemplated in the Merger Agreement and the Registration Statement, the opinions set forth below may be different and the legal analysis and legal conclusions to reach said opinions confirmed in this opinion letter may be different. Our opinions below are based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, administrative interpretations, and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, the opinions set forth below may be different and the legal analysis and legal conclusions to reach said opinions confirmed in this opinion letter may be different.

Subject to the foregoing and the qualifications and limitations set forth herein, and assuming the Merger will be consummated in accordance with the Merger Agreement (and exhibits thereto), the

Washington Business Corporation Act and as described in the Registration Statement, we are of the opinion that for United States federal income tax purposes:

     (i) The Merger will constitute a reorganization within the meaning of Section 368(a) of the Code;

    (ii) Sterling, Source and Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Code; and

    (iii) Except for consideration received which does not constitute Sterling stock, including consideration from Source to shareholders who have exercised dissenters' rights and cash payments in lieu of fractional shares, no gain or loss will be recognized by Source shareholders who receive shares of Sterling Common Stock in exchange for all of their Source Common Stock.

We express our opinions above only as to those matters specifically set forth herein and no opinion set forth above should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We do not express any opinion herein concerning any law other than the federal income tax laws of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name therein.

Very truly yours,
/s/ PAINE HAMBLEN COFFIN BROOKE & MILLER, LLP

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EXHIBIT 8.2